Calculation of Filing Fee Tables
S-8
COGENT COMMUNICATIONS HOLDINGS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	2,000,000	$ 55.02	$ 110,040,000.00	0.0001531	$ 16,847.12
Total Offering Amounts:						$ 110,040,000.00		$ 16,847.12
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 16,847.12
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of shares of common stock of Cogent Communications Holdings, Inc., par value $0.001 per share (the "Common Stock"), that may be offered or issued under the Second Amended and Restated Cogent Communications Holdings, Inc. 2017 Incentive Award Plan as a result of a stock split, stock dividend or similar transaction. Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h) and (c) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices per share for the Common Stock as reported on the Nasdaq Global Select Market on May 6, 2025.